Exhibit 4.2

Microbot Medical Inc.

2020 Omnibus Performance Award Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Microbot Medical Inc. (the “Corporation”), pursuant to the terms of the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (the “Plan”) and the Restricted Stock Unit Award attached to this Restricted Stock Unit Award Agreement, hereby grants to the individual named below the right to receive the number of shares of the Corporation’s Common Stock on a deferred basis, also as is set forth below. The terms of this Restricted Stock Unit Award Agreement are subject to all of the provisions of the Plan and the attached Restricted Stock Unit Award, with such provisions being incorporated herein by reference.

1.	Date of Grant:

2.	Name of Participant:

3.	Number of Units:	(each Unit representing one Share of Common Stock

4.	Vesting of Restricted Stock Units:	[ADD APPENDIX CONTAINING PERFORMANCE VESTING PROVISIONS IF DESIRED]

Vesting Date	No. of Units Vested

5.	Date(s) or Event(s) of Distribution of Underlying shares of Common Stock:____________________

The Participant acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this Restricted Stock Unit Award Agreement, the attached Restricted Stock Unit Award and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Participant and the Corporation regarding the subject matter contained herein.

Microbot Medical Inc.	NAME OF PARTICIPANT:

By:
Title:	Date:
Date:

RESTRICTED STOCK UNIT AWARD

THIS AGREEMENT made as of the grant date set forth in Section 1 of the Restricted Stock Unit Award Agreement to which this Agreement is attached (the “Date of Grant”) between Microbot Medical Inc. a Delaware corporation (hereinafter referred to as the “Corporation”), and the individual identified in Section 2 of the Restricted Stock Unit Award Agreement to which this Agreement is attached (hereinafter referred to as the “Participant”).

W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (the “Plan”), providing for the grant of the right to receive shares of Common Stock of the Corporation (the “Stock”) by Employees of the Corporation on a deferred basis; and

WHEREAS, the Plan’s administrative committee (the “Committee”) has authorized the grant of Restricted Stock Units to the Participant on the date of this Agreement, thereby allowing the Participant to acquire a proprietary interest in the Corporation in order that the Participant will have a further incentive for remaining with and increasing his or her efforts on behalf of the Corporation; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Participant has accepted the grant of Restricted Stock Units and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Corporation hereby grants to the Participant as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his services, an award of that number of Restricted Stock Units (as set forth in Item 3 of the Restricted Stock Unit Award Agreement to which this Agreement is attached) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. Each grant of Restricted Stock Units grants to the Participant the right to receive shares of Common Stock of the Corporation (at the rate of one share of Common Stock for each Restricted Stock Unit) pursuant to the schedule set forth in Item 5 of the Restricted Stock Unit Award Agreement to which this Agreement is attached (but only to the extent such Restricted Stock Units are then-vested, as set forth in Sections 3, 4 and 5, below).

2. Restrictions on Restricted Stock Units. Except as otherwise provided in this Agreement, the restrictions on the Restricted Stock Units shall lapse in such amounts and upon such dates as set forth in Item 4 of the Restricted Stock Unit Award Agreement to which this Agreement is attached.

3. Committee Discretion to Accelerate Vesting. The Committee may decide, in its absolute discretion, to accelerate the lapse of any restrictions on the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time. If so accelerated, such restrictions shall be considered to have lapsed as of the date specified by the Committee.

4. Forfeiture. As of the date of the Participant’s Termination of Service [for any reason] [for any reason other than [death or disability]], the Restricted Stock Units as to which the restrictions described in Section 2, above, have not lapsed (either by satisfaction of such restrictions or by action of the Committee pursuant to the provisions of Section 3) shall thereupon be forfeited. [Furthermore, as of the date the restrictions set forth in Section 2, above, have not lapsed because the applicable performance goals established by the Committee were not met, the Restricted Stock Units with respect to which such restrictions have not lapsed because such performance goals were not met shall thereupon be forfeited.]

5. Continuous Service Required. The restrictions placed on the Restricted Stock Units, as described in Section 2 hereof, shall not lapse in accordance with any of the provisions of this Agreement unless the Participant shall have been in the continuous Service of the Corporation from the Date of Grant until the date such lapse occurs.

6. Withholding of Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate representing shares of Stock may be delivered to the Participant upon the deferred distribution date set forth in Item 5 of the attached Restricted Stock Unit Award Agreement unless and until the Participant shall have delivered to the Corporation the minimum statutorily required amount of any federal, state or local income or other taxes which the Corporation may be required by law to withhold with respect to such shares of Stock. Pursuant to such procedures as may be established by the Committee in its discretion, the Participant may elect to satisfy any such income tax withholding requirement by having the Corporation withhold shares of Stock otherwise deliverable to the Participant or by delivering to the Corporation previously acquired shares of Common Stock provided that the Committee, in its discretion, may disallow satisfaction of such withholding by the delivery or withholding of any shares of Common Stock.

7. After the Death of the Participant. Any delivery of Stock to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no such beneficiary survives the Participant, his estate. Any transferee must furnish the Corporation with (a) written notice of his status as transferee, and (b) evidence satisfactory to the Corporation to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Reservation of Shares of Stock. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Participant may be either previously authorized but unissued shares or issued shares which have been reaquired by the Corporation.

9. No Rights of Stockholder. Neither the Participant nor any person claiming under or through the Participant shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any shares of Stock deliverable on a deferred basis hereunder unless and until certificates representing such shares of Stock shall have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to the Participant.

10. Approval of Counsel. The issuance and delivery of shares of Stock pursuant to the Plan shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

11. Limitation of Action. The Participant and the Corporation each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation, on the one hand, or against the Participant, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

12. Benefits of Agreement. This Agreement shall inure to the benefit of the Corporation, the Participant and their respective heirs, executors, administrators, personal representatives, successors and assigns.

13. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

14. Service. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Participant and the Corporation, (b) as a right of the Participant to be continued in the Service of the Corporation, or (c) as a limitation of the right of the Corporation to discharge the Participant at any time, with or without cause (subject to any applicable employment agreement).

15. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

16. Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall apply against any party.

18. Injunctive Relief. The restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of the Corporation and are considered by the Participant to be reasonable for such purpose. The Participant agrees that any breach by the Participant of any term set forth under this Agreement is likely to cause the Corporation substantial and irrevocable damage and, therefore, any such breach shall entitle the Corporation, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach, threatened breach, alleged breach or alleged threatened breach. The Parties hereto understand and intend that each restriction set forth herein shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The Participant hereby acknowledges that he is fully cognizant of the restrictions imposed upon him pursuant to the terms of this Agreement.

BY WAY OF EXECUTION OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Corporation and the Participant (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

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